Form 8-K. Exhibit 10.7

SHARE TRANSFER AND ISSUANCE AGREEMENT

This SHARE TRANSFER AND ISSUANCE AGREEMENT, dated November 17, 2008 (“Agreement”) is entered by and among General Red International, Inc. (“Company”), a Texas corporation, General Red Company, Ltd. (“General Red BVI”), a limited liability company organized under the laws of British Virgin Islands, Xingping Hou, the sole shareholders of General Red BVI (“Xingping Hou”), and Xingguo General Fruits Development Company, Ltd. (“General Fruits”). Company, General Red BVI, Xingping Hou, and General Fruits are hereinafter collectively referred to as “parties”.

WHEREAS, Xingping Hou owns 100% of the issued and outstanding shares of common stock of General Red BVI (the "General Red BVI Shares");

WHEREAS, Xingping Hou and General Fruits are the majority shareholders of Xingguo General Red Navel Orange Preservation Company, Ltd (“Xingguo”);

WHEREAS, Xingguo entered a series of agreements (including a Consultation Agreement, an Operating Agreement, a Proxy Agreement, a Share Pledge Agreement and an Option Agreement) with General Red BVI on November 17, 2008 under which General Red BVI gained controlling interest in Xingguo;

WHEREAS, in connection with the above described agreements that General Red BVI and Xingguo entered on November 17, 2008, the parties intend that: (i) Company shall acquire from Xingping Hou 100% of the General Red BVI Shares in exchange for the shares of the common stock of Company as set forth herein; (ii) Company shall also issue to General Fruits the shares of common stock of the Company as set forth herein;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

SHARES TRANSFER AND ISSUANCE

Section 1.1 Share Transfer and Issuance. On the Closing Date (as hereinafter defined) and subject to the terms and conditions set forth in this Agreement, Xingping Hou shall assign, transfer, convey and deliver the General Red BVI Shares (representing 100% of the issued and outstanding General Red BVI Shares), to Company, and Company shall accept the General Red BVI Shares from the Xingping Hou in exchange for the issuance to the Xingping Hou a total of 10,200,000 shares of the common stock of the Company. Also on the Closing Date, the Company shall issue 11,800,000 shares of the common stock of the Company to General Fruits. The shares of common stock of the Company issued to Xingping Hou and General Fruits according to this section are hereinafter collectively referred to as “Company Shares”.

Section 1.2 Closing. The closing of the exchange to be made pursuant to this Agreement (“Closing”) shall take place at 10:00 a.m. E.S.T. on the day when the conditions to closing set forth in Articles V and VI have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (“Closing Date”) at the place mutually designated by both parties. At the Closing, Xingping Hou shall deliver to Company the stock certificates representing 100% of the General Red BVI Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank. Company shall issue to Xingping Hou 10,200,000 shares of common stock of Company and issue to General Fruits 11,800,000 shares of common stock.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF Company

Company hereby, jointly and severally, represents, warrants and agrees as follows:

Section 2.1 Corporate Organization

a. Company is a corporation duly organized, validly existing and in good standing under the laws of Texas, and has all requisite corporate power and authority to own its properties and assets and to conduct its business and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by Company or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Company (a "Company Material Adverse Effect");

b. Copies of the Articles of Incorporation and By-laws of Company, with all amendments thereto to the date hereof, have been furnished to all other parties to this Agreement, and such copies are accurate and complete as of the date hereof. The minute books of Company are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of Company from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and shareholders of Company.

Section 2.2 Subsidiaries and Equity Investments. Company has no subsidiaries or equity interest in any corporation, partnership or joint venture.

Section 2.3 Authorization and Validity of Agreements. Company has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and upon the execution and delivery by other parties and the performance of their obligations herein, will constitute, a legal, valid and binding obligation of Company. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.4  No Conflict or Violation. The execution, delivery and performance of this Agreement by Company do not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Company is a party or by which it is bound or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Company, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which Company is bound.

Section 2.6 Consents and Approvals. No consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, is required in connection with the execution and delivery of this Agreement by Company or the performance by Company of its obligations hereunder.

Section 2.7 Absence of Certain Changes or Events. Since its inception:

a.   As of the date of this Agreement, Company does not know or have reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of Company;

b.  there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of Company; and

c.  there has not been an increase in the compensation payable or to become payable to any director or officer of Company.

Section 2.8 Litigation. There is no action, suit, proceeding or investigation pending or threatened against the Company or any subsidiary that may affect the validity of this Agreement or the right of Company to enter into this Agreement or to consummate the transactions contemplated hereby.

Section 2.9 Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by Company at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GENERAL RED BVI AND XINGPING HOU

General Red BVI, Xingping Hou and General Fruits, severally, represent, warrant and agree as follows:

Section 3.1 Corporate Organization.

a. General Red BVI is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business, is in good standing in each jurisdiction wherein the nature of the business conducted by General Red BVI or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of General Red BVI (a “General Red BVI Material Adverse Effect”).

b. Copies of the Certificate of Incorporation and By-laws of General Red BVI with all amendments thereto to the date hereof, have been furnished to Company, and such copies are accurate and complete as of the date hereof. The minute books of General Red BVI are current as required by law, contain the minutes of all meetings of the Board of Directors and shareholders of General Red BVI, and adequately reflect all material actions taken by the Board of Directors, shareholders of General Red BVI.

Section 3.2 Authorization and Validity of Agreements. General Red BVI has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by General Red BVI and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of General Red BVI are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Xingping Hou has approved this Agreement on behalf of General Red BVI and no other stockholder approvals are required to consummate the transactions contemplated hereby. Xingping Hou is competent to execute this Agreement, and has the power to execute and perform this Agreement. No other proceedings on the part of General Red BVI or Xingping Hou are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.3 No Conflict or Violation. The execution, delivery and performance of this Agreement by General Red BVI or Xingping Hou does not and will not violate or conflict with any provision of the constituent documents of General Red BVI, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which General Red BVI or Xingping Hou is a party or by which it is bound or to which any of its respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of General Red BVI or Xingping Hou, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which General Red BVI or Xingping Hou is bound.

Section 3.4 Investment Representations. (a) The Company Shares will be acquired hereunder solely for the account of the Xingping Hou and General Fruits, for investment. Xingping Hou and General Fruits had full access to all the information such shareholder considers necessary or appropriate to make an informed investment decision with respect to the Company Shares to be acquired under this Agreement. Xingping Hou and General Fruits had had an opportunity to ask questions and receive answers from Company’s directors regarding Company and to obtain additional information (to the extent Company’s directors possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such shareholder or to which such shareholder had access. Xingping Hou and General Fruits had been at the time of the offer and execution of this Agreement, either domiciled and resident outside the United States (a “Non-U.S. Shareholder”) and or been an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act).

Section 3.5 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of General Red BVI or the Xingping Hou in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.6 Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by General Red BVI, Xingping Hou and General Fruits at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 4.2 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 4.3 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 4.4 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 4.5     Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing by the mutual written consent of General Red BVI, Xingping Hou, General Fruits and Company;

Section 4.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.

Section 4.7 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 4.8 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 4.9 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 4.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 4.11 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party.

Section 4.12 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 4.13 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 4.14 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY

By: /s/   Xingping Hou
     Xingping Hou

President, Chairman of the Board

GENERAL RED BVI:

By: /s/   Xingping Hou
     Xingping Hou

Director

XINGPING HOU

By: /s/   Xingping Hou
     Xingping Hou

GENERAL FRUITS

By: /s/  Xingguo General Fruits Development Company, Ltd.
     Xingguo General Fruits Development Company, Ltd.